UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 8, 2006

Greens Worldwide Incorporated

(Exact name of registrant as specified in its charter)

Arizona	000-25025	86-0718104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Woodland Church Road, Hertford, North Carolina 27944
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	252-264-2064

Item 1.01  Entry into Material Definitive Agreement

On August 8, 2006, Greens Worldwide Incorporated (“GRWW”) entered into a binding Agreement for the Exchange of Common Stock (“Agreement”) with Tarheel Tour, Inc., (hereinafter “THT”) and shareholders of THT.

THT is a sports marketing and management company conducting a series of professional golf tournaments under the brand name Tarheel Tour.

Upon completion of the transaction, THT will become a wholly owned subsidiary of the Company.

At Closing GRWW shall transfer to the Shareholders of THT, shares of common stock of GRWW, no par value, in exchange for 100% of the issued and outstanding shares of THT. The number of shares of GRWW to be issued to each THT shareholder in his respective percentage of THT stock ownership shall be computed by dividing the average closing price, as reported in the Wall Street Journal, for the ten trading days preceding the announcement and press release into the amount of $800,000 and the number of shares of GRWW to be issued to shareholders upon the completion of an audit of THT’s books and records shall be computed by dividing the average closing price of GRWW for the ten trading days preceding the filing of the 8Ka into the amount of $200,000. Total purchase price is $1 million, and is subject to a pro rata adjustment if the audit reflects less than $1 million in revenue for the calendar year 2005.

As further additional consideration, each THT shareholder shall be granted the following warrants at closing:

50,000 warrants at an exercise price of $.50 per share, which expire December 31, 2006

50,000 warrants at an exercise price of $.75 per share, which expire December 31, 2007

50,000 warrants at an exercise price of $1.00 per share, which expire December 31, 2008

50,000 warrants at an exercise price of $1.50 per share, which expire December 31, 2009

The closing was set to occur on or about August 16, 2006; however, an Agreement to Extend Closing to August 30, 2006, was executed by GRWW and THT on August 16, 2006.  Entry into an Employment Agreement and/or Consulting Agreement with certain THT key personnel will be included in the closing.

The foregoing is a brief summary of certain pertinent terms and conditions contained in the Agreement and does not purport to be a full and complete description of such terms and conditions.

EXHIBITS

10.1

Agreement for the Exchange of Common Stock

10.2

Agreement to Extend Closing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2006

Greens Worldwide Incorporated

/s/ R. Thomas Kidd

______________________________

R. Thomas Kidd

President & CEO

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